Exhibit 99.1

             Geron Corporation Reports 2007 Third Quarter
                     Financial Results and Events


    MENLO PARK, Calif.--(BUSINESS WIRE)--Oct. 30, 2007--Geron
Corporation (Nasdaq:GERN) today reported financial results for the three and nine months ended Sept. 30, 2007.

    For the third quarter of 2007, the company reported a net loss of $12.8 million, or $(0.17) per share, compared to $8.1 million, or $(0.12) per share, for the comparable 2006 period. Net loss applicable to common stockholders for the first nine months of 2007 was $29.3 million, or $(0.40) per share, compared to $18.2 million, or $(0.28) per share, for the comparable 2006 period.

    Revenues for the third quarter of 2007 were $1.1 million, compared to $723,000 for the comparable 2006 period. Revenues for the first nine months of 2007 were $2.9 million, compared to $2.1 million for the comparable 2006 period. The increase in revenues for 2007 was primarily the result of a milestone payment from Merck & Co., Inc. in conjunction with the collaboration and license for the development of a cancer vaccine that targets the enzyme telomerase.

    Total operating expenses for the third quarter of 2007 were $16.5 million, compared to $12.8 million for the comparable 2006 period. Research and development expenses for the third quarter of 2007 were $12.3 million, compared to $10.7 million for the comparable 2006 period. Research and development expenses increased as a result of hiring additional product development personnel and higher non-cash compensation expense for equity-based awards. General and administrative expenses for the third quarter of 2007 were $4.1 million, compared to $2.1 million for the comparable 2006 period. The increase in general and administrative expenses in the third quarter of 2007 was primarily due to recognition of non-cash compensation expense for equity-based awards and higher audit fees.

    Total operating expenses for the first nine months of 2007 were $51.4 million, compared to $36.5 million for the comparable 2006 period. Research and development expenses for the first nine months of 2007 were $39.6 million, compared to $29.4 million for the comparable 2006 period. Overall research and development expenses increased in 2007 as a result of hiring additional product development personnel, larger volumes of purchased drug (GRN163L) for clinical trials and non-cash compensation expense for equity-based awards. General and administrative expenses for the first nine months of 2007 were $11.8 million, compared to $7.1 million for the comparable 2006 period. The increase in general and administrative expenses for the first nine months of 2007 was primarily the result of non-cash compensation expense for equity-based awards and higher audit fees.

    In June 2007, the company increased its ownership interest in its Hong Kong joint venture, TA Therapeutics Ltd. (TAT), from 50% to 75%. Consequently, the operating results of TAT have been consolidated into the company's financial statements since June 16, 2007.

    Third Quarter 2007 Highlights:

    -- Geron initiated a clinical trial of its telomerase inhibitor drug, GRN163L, in patients with advanced non-small cell lung cancer (NSCLC). The primary objective of the Phase I/II study is to determine the safety and maximum tolerated dose of GRN163L when administered intravenously in combination with a standard paclitaxel/carboplatin regimen. This is the first time GRN163L is being clinically tested in combination with standard chemotherapy.

    -- Geron initiated a clinical trial of its telomerase cancer vaccine, GRNVAC1, in patients with acute myelogenous leukemia
        (AML) in complete remission. The primary objective of this new Phase I/II study is to evaluate the safety and feasibility of a prime-boost vaccination regimen that extends the duration of telomerase immunity. Secondary objectives are to evaluate the immune response to GRNVAC1 and to explore the effects of vaccination on minimal residual disease and relapse rates. Six sites in the United States plan to participate in this multi-center trial.

    -- A paper was published in Nature Biotechnology demonstrating that human embryonic stem cell (hESC)-derived cardiomyocytes improve heart function when transplanted after myocardial infarction. The landmark study is the first to document the potential clinical utility of regenerating damaged heart muscle by injecting hESC-derived cardiomyocytes directly into the site of the infarct. In addition, the research confirms the effectiveness of a scalable production system that enables Geron to manufacture the cardiomyocytes for use in ongoing large animal studies and, ultimately, testing in humans.

    -- The Technical Board of Appeal (TBA) of the European Patent Office affirmed the decision to revoke the claims of European Patent 1093381 covering the use of telomerase peptides and nucleic acids for cancer immunotherapy as granted to Pharmexa in 2003. In the hearing on Aug. 30, 2007, the TBA found that Pharmexa was not entitled to the broad claims in its main request, or to the claims of 16 alternative claim sets that Pharmexa had also submitted.

    Conference Call

    At 8 a.m. PDT / 11 a.m. EDT on Wednesday, Oct. 31, Thomas B. Okarma, Ph.D., M.D., Geron's chief executive officer, and David L. Greenwood, Geron's chief financial officer, will host a conference call to discuss the company's third quarter and year-to-date results.

    Participants can access the conference call via telephone by dialing 866-362-4820 (U.S.) or 617-597-5345 (international). The passcode is 70977398. A live audio-only Webcast is also available through a link that is posted on the conferences page in the Investor Relations section of Geron's Website at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay through Nov. 30, 2007.

    Geron is a Menlo Park, Calif.-based biopharmaceutical company that is developing and intends to commercialize first-in-class therapeutic products for the treatment of cancer and degenerative diseases, including spinal cord injury, heart failure and diabetes. The products are based on Geron's core expertise in telomerase and human embryonic stem cells. For more information, visit www.geron.com.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2007.



                          GERON CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)

                      THREE MONTHS ENDED         NINE MONTHS ENDED
                         SEPTEMBER 30,             SEPTEMBER 30,
                   ------------------------- -------------------------
(In thousands,
 except share and                 Restated                  Restated
 per share data)       2007         2006         2007         2006
                   ------------ ------------ ------------ ------------
                                  (Note 1)                  (Note 1)

Revenues from
 collaborative
 agreements        $        --  $       199  $       597  $       365
License fees and
 royalties               1,130          524        2,338        1,727
                   ------------ ------------ ------------ ------------
   Total revenues        1,130          723        2,935        2,092

Operating
 expenses:
  Research and
   development          12,326       10,703       39,613       29,392
  General and
   administrative        4,139        2,114       11,825        7,064
                   ------------ ------------ ------------ ------------
   Total operating
    expenses            16,465       12,817       51,438       36,456
                   ------------ ------------ ------------ ------------
Loss from
 operations            (15,335)     (12,094)     (48,503)     (34,364)

Unrealized (loss)
 gain on
 derivatives              (247)       1,784       14,522        9,862
Interest and other
 income                  2,772        2,283        8,407        6,364
Interest and other
 expense                   (24)         (26)         (78)        (104)
                   ------------ ------------ ------------ ------------
Net loss               (12,834)      (8,053)     (25,652)     (18,242)
Deemed dividend on
 derivatives                --           --       (3,661)          --
                   ------------ ------------ ------------ ------------
Net loss
 applicable to
 common
 stockholders      $   (12,834) $    (8,053) $   (29,313) $   (18,242)
                   ============ ============ ============ ============

Basic and diluted
 net loss per
 share applicable
 to common
 stockholders      $     (0.17) $     (0.12) $     (0.40) $     (0.28)
                   ============ ============ ============ ============
Shares used in
 computing basic
 and diluted net
 loss per share
 applicable to
 common
 stockholders       75,324,687   66,166,827   73,733,159   65,729,412
                   ============ ============ ============ ============




                CONDENSED CONSOLIDATED BALANCE SHEETS

                                       SEPTEMBER 30,    DECEMBER 31,
(In thousands)                              2007            2006
                                      ---------------- ---------------
                                        (Unaudited)       (Note 2)
Current assets:
  Cash, restricted cash and cash
   equivalents                        $        153,297 $       136,412
  Marketable securities                         54,875          77,448
  Interest and other receivables                 1,105           1,268
  Other current assets                           3,070           2,025
                                      ---------------- ---------------
Total current assets                           212,347         217,153

Property and equipment, net                      3,709           2,482
Deposits and other assets                        1,548           1,165
                                      ---------------- ---------------
                                      $        217,604 $       220,800
                                      ================ ===============

Current liabilities                   $         11,459 $        46,776
Noncurrent liabilities                           1,006             105
Stockholders' equity                           205,139         173,919
                                      ---------------- ---------------
                                      $        217,604 $       220,800
                                      ================ ===============




Note 1: Restated financial information derived from quarterly financial statements included in the company's Annual Report on Form 10-K for the year ended December 31, 2006.

Note 2: Derived from audited financial statements included in the company's Annual Report on Form 10-K for the year ended
          December 31, 2006.



    CONTACT: Geron
             David L. Greenwood, Chief Financial Officer, 650-473-7765 info@geron.com or
             Russo Partners LLC
             Media and Investors:
             David Schull, 858-717-2310
             david.schull@russopartnersllc.com
             Tracey Milani, 619-814-3511
             tracey.milani@russopartnersllc.com